For More Information Contact:

Investors: Ria Marie Carlson (714) 382-4400 ria.carlson@ingrammicro.com	Media: Lisa Zwick (949) 230-8794 lisa.zwick@ingrammicro.com

Damon Wright (714) 382-5013

damon.wright@ingrammicro.com

INGRAM MICRO REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

North American and Latin American Regions Hit Multi-Year Third Quarter Revenue Highs

SANTA ANA, Calif., Oct. 27, 2011 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor and supply-chain services provider, today announced financial results for the third quarter of 2011, which ended on October 1, 2011. Reported results are in line with the preliminary update provided on October 17, 2011, regarding certain financial results.

Worldwide sales increased five percent to $8.90 billion from the $8.45 billion reported in the third quarter of last year. The translation effect of foreign currencies had a positive impact of approximately four percentage points on the prior-year comparison.

Net income was $23.3 million, or $0.15 per diluted share. Non-GAAP net income was $52.1 million or $0.33 per diluted share, which excludes charges totaling $28.8 million, or $0.18 per diluted share, comprised of: a non-cash valuation allowance of $24.8 million recorded against the company’s deferred tax assets in Brazil, driven by the continuing losses generated in that business unit; and, a charge of $4.0 million after tax related primarily to the termination of the company’s interest rate swap associated with the repayment of its term loan in September, which had $225.0 million in outstanding principal and was replaced by a more flexible $750 million revolver. In the third quarter of 2010, net income was $65.0 million, or $0.41 per diluted share.

“Overall demand in our key customer segment serving the SMB market remained relatively stable in most parts of the world during the third quarter,” commented Gregory Spierkel, chief executive officer. “We experienced healthy revenue growth supported by our Americas regions hitting multi-year revenue highs for a third quarter and solid contributions from other major countries such as China, India, Germany and France. During the quarter, we took advantage of strong demand for tablet and mobility products, which helped drive revenues in-line with our expectations. While this developing product segment is strategically very important, initial gross margins are lower than company averages, which was a factor influencing results this quarter.

“In Australia, the market-share recovery following our enterprise system conversion is progressing slower than expected,” Spierkel said. “We continue to focus on improving customer service levels and pursuing marketing and sales activities intended to win back our valued customers. We are also adjusting our cost base to the market conditions and lower revenues. Over in Europe, the macro-economic environment had an impact on demand in many countries, particularly in consumer-related segments.”

Spierkel concluded, “We have been proactive in responding to these challenges as illustrated by our operating expenses hitting a 10-year low as a percentage of revenue for a third quarter, and we will continue to take active measures to ensure our cost structure reflects our expectations across our operations.”

Additional Third Quarter Highlights

Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Regional Sales

•

North America sales increased three percent to $3.77 billion (42 percent of total sales), the highest third-quarter sales level in more than a decade, compared to $3.65 billion in the prior-year quarter.

•

Europe, Middle East and Africa (EMEA) sales grew seven percent to $2.65 billion (30 percent of total sales), compared with $2.48 billion in last year’s third quarter. The translation effect of European currencies had a positive impact of approximately nine percentage points on year-over-year growth.

•

Asia-Pacific sales increased five percent to $2.06 billion (23 percent of total sales), versus $1.95 billion reported in last year’s third quarter. The translation effect of regional currencies had a positive impact of approximately six percentage points on year-over-year growth. Excluding Australia, the region’s sales grew at a double-digit pace.

•

Latin America sales increased 13 percent to $420 million (5 percent of total sales), compared with $372 million reported a year ago. The translation effect of regional currencies had a positive impact of approximately three percentage points on year-over-year growth.

Gross Margin

Gross margin was 4.95 percent, a year-over-year decline of 41 basis points primarily due to competitive pricing actions and lower rebates related to the slower recovery of the company’s Australian business and weak consumer demand in Europe, as well as strong sales growth in lower-margin markets and products.

Operating Expenses

Operating expenses totaled $355.3 million or 3.99 percent of sales, compared with $346.6 million or 4.10 percent of sales in last year’s third quarter. As a percentage of revenue, operating expenses declined versus last year as the company continued its focus on prudent cost management.

Operating Income

Worldwide operating income totaled $85.4 million, or 0.96 percent of total sales, compared with $106.9 million, or 1.26 percent of total sales, last year.

•	North America operating income was $64.2 million, or 1.70 percent of North America sales, relatively flat when compared with $63.5 million, or 1.74 percent of sales, in the year-ago quarter.

•

EMEA operating income was $16.2 million, or 0.61 percent of EMEA sales, compared with $18.8 million, or 0.76 percent of sales, in the prior-year period. The decline is primarily attributable to softer demand, which led to a more competitive selling environment, particularly in certain retail markets.

•

Asia-Pacific operating income was $7.8 million, or 0.38 percent of Asia-Pacific sales, compared with $28.2 million, or 1.44 percent of sales, in the prior-year period. Australia had a negative impact on operating margins for the region of 92 basis points for the 2011 third quarter. The year-over-year decline was also due to a higher proportion of lower-margin markets and product segments.

•

Latin America operating income was $6.2 million, or 1.48 percent of Latin America sales, compared with $3.5 million, or 0.95 percent of sales, in the prior-year period. The increase over the prior year is attributable to continued strong performances in Mexico and in the company’s Miami export operations.

Stock-based compensation expense was $9.1 million versus $7.1 million in the prior-year period. Stock-based compensation is presented as a separate reconciling amount in the company’s segment reporting in both periods and is not included in the regional operating results, but is included in the total worldwide operating results.

Interest and other expenses were $18.3 million, flat with the prior-year quarter. The current year includes the pre-tax charge of $5.6 million related to the termination of the interest rate swap associated with the repayment of the company’s term loan, as described previously. This charge is partially offset by net foreign currency gains of $1.3 million, which includes gains related to the foreign currency translation impact on Euro-based inventory purchases in our pan-European purchasing entity, which designates the United States dollar as its functional currency. This gain is a function of the timing of currency fluctuations within the quarter and includes a reversal of cumulative foreign exchange losses recorded in this entity in the first half of 2011. The prior year third quarter interest and other expense included a $4.9 million net foreign currency loss, largely driven out of the same pan-European purchasing entity.

The effective tax rate was 65.2 percent, compared with 26.6 percent in the 2010 third quarter. The quarter’s elevated tax rate primarily reflects a non-cash charge related to a valuation allowance of $24.8 million recorded against the company’s deferred tax assets in Brazil. Under United States accounting rules for income taxes, quarterly effective tax rates may vary significantly depending on the actual operating results in the various tax jurisdictions.

Total depreciation and amortization was $14.8 million and capital expenditures totaled $30.0 million.

Balance Sheet Highlights

•	The cash and cash equivalents balance at October 1, 2011 was $1.00 billion, compared with $1.16 billion at year-end 2010.

•

Total debt at quarter-end was $439.5 million, or 12 percent of capitalization, down from $636.4 million or 16 percent of capitalization at year-end 2010. The decline is due to the termination of the company’s term loan, which was replaced with a more flexible $750 million five-year revolving credit facility in September, on which the company had no borrowings at October 1, 2011.

•

Inventory was $3.10 billion, or 33 days on hand, flat versus last year, and a sequential improvement by one day from 34 days on hand at the end of the 2011 second quarter, as active marketing programs and a greater mix of high-velocity products helped drive down stocking levels.

•	Working capital days were down one day sequentially to 23 and up slightly from 22 at year-end 2010.

•

During the 2011 third quarter, the company purchased 4.2 million shares of stock for an aggregate of $75.0 million. An additional 4.2 million shares were purchased for $75.0 million in October. Since the 3-year, $400 million repurchase program was announced on October 28, 2010, 12.5 million shares have been purchased to date for an aggregate of $225.9 million.

“We did a good job managing our working capital days during the quarter, coming in squarely within our targeted range,” said William Humes, senior executive vice president and chief financial officer. “Additionally, I am pleased that we were able to build on our already strong capital structure and increase our financial flexibility under our new credit agreement, which enabled us to combine, increase and extend our credit facilities at attractive interest rates.”

Humes continued, “While I am proud that our continued success in managing expenses during the quarter resulted in our best third quarter operating expense ratio in more than a decade, we have further work to do. We are highly focused on reversing the gross margin deterioration we experienced this quarter, and we are implementing a number of initiatives intended to further improve our cost structure and enhance our gross margin profile.”

Nine-Month Period

For the nine months ended October 1, 2011, worldwide sales were $26.38 billion, an increase of 7 percent over $24.71 billion for last year’s nine-month period. Sales were $11.04 billion for North America (a 5 percent increase versus the prior-year period); $8.17 billion for EMEA (an increase of 9 percent); $5.96 billion for Asia-Pacific (an increase of 7 percent); and $1.21 billion for Latin America (a 10 percent increase).

Worldwide operating income for the first nine months of 2011 was $282.6 million (1.07 percent of total sales), compared with $317.2 million (1.28 percent of total sales) in the same period last year.

Nine-month net income for 2011 was $139.4 million or $0.86 per diluted share, versus $203.0 million, or $1.23 per diluted share for the 2010 nine-month period. Nine month non-GAAP net income for 2011 was $168.2 million or $1.04 per diluted share, excluding the same charges described earlier in this release.

Outlook

“We currently expect global technology demand to remain relatively stable, with modest seasonal increases in demand across all geographies,” said Spierkel. “In the fourth quarter, we believe Ingram Micro will continue to drive sequential growth, but at a slower rate than we have seen historically due to the current state of the macro-

economic environment in Europe and our recovery efforts in Australia. Gross margins should experience a sequential increase in-line with historic seasonality, as the holidays drive activity in our logistics and consumer businesses, but they are not expected to reach last year’s levels. Improving gross margins is a priority for the management team. We believe this quarter was an outlier and gross margins will improve measurably as we address the business mix dynamics and solidify the system rollout initiative. We expect to exercise continued prudent expense control, and drive significantly stronger operating margins in the fourth quarter.”

Spierkel added: “Looking ahead, I see significant upside as we resolve the ERP-related issues and seize the opportunities before us. Our core business foundation is solid, and I believe we are doing a good job of managing the areas that we can control, as evidenced by the improvements in our cost structure and growth in important emerging markets and product categories. We will continue to focus on these efforts going forward.”

Conference Call and Webcast

Additional information about Ingram Micro's financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, could adversely disrupt our business and harm our reputation and earnings; (2) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (3) we continually experience intense competition across all markets for our products and services; (4) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (5) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (6) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the fiscal year ended January 1, 2011; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics, technical and financial support, managed and cloud-based services, and product aggregation and distribution. The company is the only global broad-based IT distributor, serving more than 150 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

# # #

© 2011 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	October 1,	January 1,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,002,290	$1,155,551
Trade accounts receivable, net	3,735,526	4,138,629
Inventory	3,101,838	2,914,525
Other current assets	318,385	381,383

Total current assets	8,158,039	8,590,088

Property and equipment, net	304,824	247,395
Intangible assets, net	76,678	81,992
Other assets	127,862	164,557

Total assets	$8,667,403	$9,084,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,459,300	$4,593,694
Accrued expenses	425,169	536,218
Short-term debt and current maturities of long-term debt	122,950	105,274

Total current liabilities	5,007,419	5,235,186

Long-term debt, less current maturities	316,531	531,127
Other liabilities	77,557	76,537

Total liabilities	5,401,507	5,842,850

Stockholders’ equity	3,265,896	3,241,182

Total liabilities and stockholders’ equity	$8,667,403	$9,084,032

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	October 1, 2011	October 2, 2010
Net sales	$8,903,020	$8,453,835
Cost of sales	8,462,300	8,000,310

Gross profit	440,720	453,525

Operating expenses:
Selling, general and administrative	354,185	346,614
Reorganization costs	1,156	—

	355,341	346,614

Income from operations	85,379	106,911
Interest and other:
Interest income	(1,432)	(1,334)
Interest expense	13,048	11,545
Net foreign currency exchange loss (gain)	(1,348)	4,899
Loss from settlement of interest rate swap and senior unsecured term loan	5,624	—
Other	2,393	3,239

	18,285	18,349

Income before income taxes	67,094	88,562
Provision for income taxes	43,768	23,573

Net income	$23,326	$64,989

Diluted earnings per share	$0.15	$0.41

Diluted weighted average shares outstanding	156,767	159,556

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirty-nine Weeks Ended
	October 1, 2011	October 2, 2010
Net sales	$26,375,757	$24,706,117
Cost of sales	25,021,733	23,373,677

Gross profit	1,354,024	1,332,440

Operating expenses:
Selling, general and administrative	1,070,556	1,015,622
Reorganization costs (credits)	887	(358)

	1,071,443	1,015,264

Income from operations	282,581	317,176
Interest and other:
Interest income	(4,056)	(3,447)
Interest expense	40,561	25,015
Net foreign currency exchange loss (gain)	(1,313)	6,576
Loss from settlement of interest rate swap and senior unsecured term loan	5,624	—
Other	9,444	8,515

	50,260	36,659

Income before income taxes	232,321	280,517
Provision for income taxes	92,954	77,473

Net income	$139,367	$203,044

Diluted earnings per share	$0.86	$1.23

Diluted weighted average shares outstanding	161,543	164,623

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Thirteen Weeks Ended October 1, 2011
	Net Sales	Operating Income	Operating Margin
North America	$3,769,733	$64,247	1.70%
EMEA	2,653,054	16,198	0.61%
Asia-Pacific	2,059,944	7,773	0.38%
Latin America	420,289	6,241	1.48%
Stock-based compensation expense		(9,080)	—

Consolidated Total	$8,903,020	$85,379	0.96%

	Thirteen Weeks Ended October 2, 2010
	Net Sales	Operating Income	Operating Margin
North America	$3,648,297	$63,507	1.74%
EMEA	2,479,622	18,831	0.76%
Asia-Pacific	1,954,164	28,180	1.44%
Latin America	371,752	3,542	0.95%
Stock-based compensation expense		(7,149)	—

Consolidated Total	$8,453,835	$106,911	1.26%

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Thirty-nine Weeks Ended October 1, 2011
	Net Sales	Operating Income	Operating Margin
North America	$11,036,595	$190,984	1.73%
EMEA	8,169,408	65,195	0.80%
Asia-Pacific	5,955,784	32,482	0.55%
Latin America	1,213,970	18,988	1.56%
Stock-based compensation expense		(25,068)	—

Consolidated Total	$26,375,757	$282,581	1.07%

	Thirty-nine Weeks Ended October 2, 2010
	Net Sales	Operating Income	Operating Margin
North America	$10,499,072	$160,131	1.53%
EMEA	7,516,537	75,982	1.01%
Asia-Pacific	5,588,704	84,494	1.51%
Latin America	1,101,804	14,783	1.34%
Stock-based compensation expense		(18,214)	—

Consolidated Total	$24,706,117	$317,176	1.28%

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended October 1, 2011
	As Reported Under GAAP	Loss from Settlement of Interest Rate Swap and Senior Unsecured Term Loan (a)	Non-cash Valuation Allowance Related to Brazilian Deferred Tax Assets (b)	Non-GAAP Financial Measure
Income before income taxes	$67,094	$5,624	$—	$72,718
Provision for (benefit from) income taxes	43,768	1,589	(24,810)	20,547

Net income	$23,326	$4,035	$24,810	$52,171

Diluted earnings per share (c)	$0.15	$0.03	$0.15	$0.33

	Thirty-nine Weeks Ended October 1, 2011
		Loss from Settlement	Non-cash
		of Interest Rate Swap	Valuation Allowance	Non-GAAP
	As Reported	and Senior Unsecured	Related to Brazilian	Financial
	Under GAAP	Term Loan (a)	Deferred Tax Assets (b)	Measure
Income before income taxes	$232,321	$5,624	$—	$237,945
Provision for (benefit from) income taxes	92,954	1,589	(24,810)	69,733

Net income	$139,367	$4,035	$24,810	$168,212

Diluted earnings per share (c)	$0.86	$0.03	$0.15	$1.04

(a)	Reflects charge related to the termination of our interest rate swap associated with the repayment of our term loan in September 2011.
(b)	Reflects charge related to a non-cash valuation allowance recorded against our deferred tax assets in Brazil.
(c)	Per share impact is calculated by dividing net after-tax amount by the diluted weighted average shares outstanding of 156,767 and 161,543 for the thirteen and thirty-nine weeks ended October 1, 2011, respectively.